Exhibit (a)(1)(iii)
Offer To Redeem For Cash
All Outstanding Class A Ordinary Shares
of
CORNER GROWTH ACQUISITION CORP. 2
at
$10.21 per Share of Class A Ordinary Share
Pursuant to the Offer to Redeem
Dated October 21, 2022
by
CORNER GROWTH ACQUISITION CORP. 2
THE REDEMPTION OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 5, 2022, UNLESS THE REDEMPTION OFFER IS EXTENDED OR TERMINATED.
October 21, 2022
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Corner Growth Acquisition Corp. 2, a Cayman Islands exempted company (the “Company”), to act as information agent in connection with the Company’s offer to purchase and redeem all outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), at a price of $10.21 per share (the “Redemption Price”), upon the terms and subject to the conditions set forth in the Offer to Redeem, dated October 21, 2022 (as it may be amended, supplemented or modified from time to time, the “Offer to Redeem”), and the related Letter of Transmittal (as it may be amended, supplemented or modified from time to time, the “Redemption Offer Letter of Transmittal” and, together with the Offer to Redeem, the “Redemption Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Class A Ordinary Shares registered in your name or in the name of your nominee.
The Redemption Offer is not subject to any financing condition. The conditions of the Redemption Offer are described in the section of Offer to Redeem entitled “The Redemption Offer — Conditions of the Redemption Offer.”
For your information and for forwarding to your clients for whom you hold Class A Ordinary Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
The Offer to Redeem;

2.
The Redemption Offer Letter of Transmittal for your use in accepting the Redemption Offer and tendering s Class A Ordinary Shares and for the information of your clients, together with the included IRS Form W-9;

3.
A form of letter that may be sent to your clients for whose accounts you hold Class A Ordinary Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Redemption Offer; and

4.
A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Redemption Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on December 5, 2022 (the “Expiration Time,” unless the Company extends or earlier terminates the Redemption Offer, in which event “Expiration Time” will mean the latest time and date at which the Redemption Offer, as so extended by the Company, will expire).
The Redemption Offer is being made in connection with the Company’s previously announced 8-K filed with the SEC on June 10, 2022.

For Class A Ordinary Shares to be properly tendered pursuant to the Redemption Offer, the share certificates or confirmation of receipt of such Class A Ordinary shares under the procedure for book-entry transfer, together with a properly completed and duly executed Redemption Offer Letter of Transmittal, including any required signature guarantees, or, in the case of book-entry transfers, either such Redemption Offer Letter of Transmittal or an Agent’s Message (as defined in the section of the Offer to Redeem entitled “The Redemption Offer — Procedures for Tendering Class A Ordinary Shares”) in lieu of such Redemption Offer Letter of Transmittal, and any other documents required in the Redemption Offer Letter of Transmittal, must be timely received by the Depositary, all in accordance with the Offer to Redeem and the Redemption Offer Letter of Transmittal.
Except as set forth in the Offer to Redeem, the Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Class Ordinary Shares pursuant to the Redemption Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
You may contact us as Information Agent with questions and requests for assistance, and for additional copies of the Offer to Redeem, the Redemption Offer Letter of Transmittal and other Redemption Offer materials, at the address and telephone number set forth on the back cover of the Offer to Redeem.
Very truly yours,
Morrow Sodali LLC
Nothing contained herein or in the enclosed documents shall render you the agent of the Company, the Information Agent, or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Redemption Offer other than the enclosed documents and the statements contained therein.